Exhibit 99.39

Hydromer, Inc.

35 Industrial Parkway;  Branchburg, NJ  08876;  U.S.A.

Tel: (908) 722-5000 • Fax: (908) 526-3633 • http://www.hydromer.com

Video Conferencing IP Address: video.hydromer.com

PRESS RELEASE:  The following is available for immediate release:

Branchburg, New Jersey; March 5, 2009

From:

Hydromer, Inc. (HYDI.OB – OTC BB)

35 Industrial Parkway

Branchburg, New Jersey 08876-3424

Contact:

Robert Y. Lee, Chief Financial Officer

(908) 722-5000

Hydromer, Inc. Announces Entering into an Availability and Supply Agreement

Following the termination of an Availability and Supply agreement as reported on January 20, 2009, Hydromer, Inc. announces that a new Availability and Supply Agreement has been entered into.

The new agreement, with some modifications over the previously cancelled agreement, provides Hydromer’s customer, a large N.J. device manufacturer, to a continued supply & support to two of Hydromer’s proprietary lubricious coatings for a fee of $35,000 per month on a non-exclusive basis.  This agreement, effective January 1, 2009 has a guaranteed fifteen month duration and provides for a 90-day cancellation notice by either party after the first twelve months.

“We continue to maintain the position that the related Hydromer technology used on neurological catheters, and approved for use in Japan, is of value.  While our customer now has a continued supply, Hydromer has the rights to market the technology to other parties.” stated Manfred F. Dyck, Chief Executive Officer.

Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses.  For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.